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                                                             Exhibit 99.8(h)(ii)

                                SECOND AMENDMENT
                                       TO
                          FUND PARTICIPATION AGREEMENT
                  (INSTITUTIONAL SHARES OF JANUS ASPEN SERIES)

     Second Amendment, effective November 27, 2013 to the Participation Agreement, (the "Agreement"), dated July 1, 1999, as amended, by and among MONY Life Insurance Company of America (the "Company") and Janus Aspen Series (the "Trust") (collectively, the "Parties")

     WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement and further amend the Agreement as set forth below

     The Parties hereby agree to amend the Agreement as follows

     1    SCHEDULE A Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached "Schedule A"

     2    The following shall be added to the end of Article I of the Agreement

          "1 10 (a) All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding market timing and excessive trading The Company shall use its best efforts and shall reasonably cooperate with the Trust to enforce stated prospectus policies regarding transactions in Portfolio shares, particularly those related to market timing The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation The Trust or its agent shall notify the Company of such cancellation prior to 12 00 p m Eastern Time on the next following Business Day after any such cancellation

                 (b) In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors

          1 11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis As evidence of its compliance, the Company shall provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis "

     3    The following shall be added to the end of Article III

          "3 11 The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U S A PATRIOT Act of 2001, P L 107-56 The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity

          3 12 The Company is a "financial intermediary" as defined by Rule 22c-2 of the 1940 Act (the "Rule"), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of the Rule "

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     4.   Article VII shall be revised as follows:

          "If to the Trust:

          Janus Aspen Series
          151 Detroit Street
          Denver, CO 80206
          Attn: Chief Legal Counsel

          If to the Company:

          MONY Life Insurance Company of America
          1290 Avenue of the Americas
          New York, NY 10104
          Attn: Funds Management Group"

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amendment as of the date first above set forth.

JANUS ASPEN SERIES

By:    /s/ Stephanie Grauerholz
       ---------------------------------
Name:  Stephanie Grauerholz
       ---------------------------------
Title: Vice President
       ---------------------------------
Date:  December 3, 2013
       ---------------------------------


MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:    /s/ Steven M. Joenk
       ---------------------------------
Name:  Steven M. Joenk
       ---------------------------------
Title: Senior Vice President
       ---------------------------------
Date:  12/05/2013
       ---------------------------------

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                                   SCHEDULE A
                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

                                                      CONTRACTS FUNDED
NAME OF SEPARATE ACCOUNT                            BY SEPARATE ACCOUNT
-------------------------------------------   -------------------------------
MONY Life Insurance Company of America        All Contracts
Separate Account "L"

MONY Life Insurance Company of America        All Contracts
Separate Account "A"

MONY Life Insurance Company of America        All Contracts
Separate Account "P"

MONY Life Insurance Company of America        All Contracts
Separate Account "K"

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